UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2011

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9210	95-4035997
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10889 Wilshire Boulevard
Los Angeles, California	90024
(Address of principal executive offices)	(ZIP code)

Registrant’s telephone number, including area code:
(310) 208-8800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD Disclosure

Item 7.01 – Regulation FD Disclosure

On January 20, 2011, Occidental Petroleum Corporation issued a press release with respect to the transaction disclosed in Item 8.01 below.  The press release is furnished as Exhibit 99.1.  The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Section 8 – Other Events

Item 8.01.  Other Events

Occidental Petroleum Corporation announced today it has been selected by the Government of Abu Dhabi to participate in the development of Abu Dhabi’s Shah gas field, one of the largest gas fields in the Middle East.  Under the terms of the new agreement in principle, Oxy will hold a 40-percent participating interest in a 30-year contract.  The Abu Dhabi National Oil Company (ADNOC) holds the remaining 60-percent interest.

The Shah gas project involves development of high-sulfur content reservoirs within the Shah field, located onshore approximately 180 km (110 miles) southwest of the city of Abu Dhabi.  The project will involve development of several gas gathering systems, construction of new gas and liquid pipelines and processing trains to process 1 billion cubic feet of high-sulfur content gas.  This is anticipated to produce approximately 500 million cubic feet per day of network gas and a significant amount of condensate and natural gas liquids.

ADNOC is already in the process of developing the field with the majority of project engineering procurement and construction contracts already awarded.  Production from the field is scheduled to begin in 2014.

Capital expenditures are estimated to be in the range of $10 billion for the project with Oxy’s share proportional to its ownership.

Oxy’s international assets account for approximately 45 percent of the company’s worldwide production and approximately 55 percent is produced from the United States.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release dated January 20, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

DATE: January 20, 2011	/s/ DONALD P. DE BRIER
Donald P. de Brier, Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

99.1	Press release dated January 20, 2011.